Introduction - Nick

Good morning everyone. I am Peter Schmidt from FD, Telestone’s Investor Relations firm, and welcome to the Telestone Technologies’ first quarter 2008 earnings conference call. For your information, an audio playback of this call will be available, and the details for the replay on are the press release which was released earlier.

Before I continue I would like to introduce the members of the senior management team joining me on the call today. They are Mr. Han Daqing (Da-ching), Chief Executive Officer, Mr. Liu (Li-o) Dongping, Chief Financial Officer and Nick Li, Secretary of the Board.

Before I go into this morning’s agenda, I want to remind everyone of the Company’s Safe Harbor Policy: “Statements about the Company's future expectations, including future revenue and earnings and all other statements in this press release, other than historical facts, are "forward-looking" statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time. The Company's actual results could differ materially from expected results. In reflecting subsequent events or circumstances, the Company undertakes no obligation to update forward-looking statements.”

For today’s agenda, we will be presenting the highlights and results from the first quarter, followed by a Q&A session during which Mr. Han and Mr. Liu will answer any questions that you have. Please note that translation will be required for the Q&A session so please try to keep your questions concise.

I would now like to turn the call over to Mr. Han, the CEO of Telestone for some opening comments. Mr. Han?

Opening Remarks - CEO Han Daqing

Hello and welcome to our earnings conference call. Although the first quarter is a seasonally weaker quarter for us, we executed on our business plan and demonstrated impressive growth compared to the first quarter of 2007. We strengthened key relationships and continued to build our international presence, even while preparing for the upcoming reorganization of the Chinese wireless sector. Telestone has started 2008 with good momentum and is strongly positioned to take advantage of the opportunities in the coming year.

Thank you, and for a more in depth review of our results, I would like to turn the call over to Peter Schmidt of FD.

Highlights from the Quarter - Peter Schmidt

Thank you. I would now like to cover some of the highlights from the past quarter.

As noted by our CEO, despite heading into a seasonally weak quarter, Telestone performed well during the quarter with revenue of $6.5 million, an increase of 35% from the first quarter of 2007. We effectively controlled expenses and as a result our bottom line growth, excluding any foreign exchange benefits, was also around 30% compared to last quarter. Telestone also effectively executed on the key growth strategies which are central to the future success of the company - domestic growth, international expansion, and continued R&D of our increasing diversified industry leading products.

Within China, we continue to see strong adaptation of our solutions. Our revenue within China grew to $6.3 million from $4.6 million a year ago, with strong growth from China Mobile and China Unicom, as well as new domestic customers. Revenues from China Mobile expanded 45% year over year, primarily due our increased business with Beijing Mobile and Shanghai Mobile. Our almost 80% growth in revenue from China Unicom is partly due to our increased market share of the maintenance work within the current Unicom markets, and partly due to subsidiary Tianjin Unicom increasing their overall level of investment, a share of which we have continued to capture.

Our sales to domestic Chinese customers outside of the big 4 carriers was $441,000, which is built from almost non-exist sales a year ago. This significant increase in sales is a great testament to our effective sales and marketing force and our diversified products, solutions and business integration capabilities. This third business department, business integration, was established to strengthen the business of systems equipment and special networks, and included limited, initial sales to Ericsson and the Ministry of Railways during the quarter.

Looking internationally, our marketing efforts remain robust and have been expanded to nineteen countries in the world, including new regions such as Ireland, Ecuador, South Africa, Turkey, and New Zealand which complement our existing marketing within south east Asia and the Americas. Although expansion outside of mainland China is a relatively new strategy for Telestone, we are pleased with the initial results and believe that the quality of our products and services will allow Telestone to be increasingly competitive internationally. Indeed, we have continued to generate sales to our customers in Mexico and Brazil during the quarter, and due to this increasingly international presence, we anticipate a significant increase in overseas revenue for the full year of 2008.

To meet the demand of these increasingly diverse customers, R&D remains an important part of our business plan. As we noted last quarter, during 2007 we dedicated significant resources to develop our industry leading 2G and 3G technologies, as well as our proprietary Wireless Fiber Distribution System, or WFDS. Anticipating the problems of multi-carriers and multi-mobile telecommunication systems the 3G licensed Chinese domestic carriers will face, our research and development center developed this third generation indoor coverage solution, which uses the fiber optic technology in the radio frequency signal distribution to transmit high speed data signals. WFDS remains a candidate solution on both China Mobile's and China Unicom’s annual purchase lists, and although we have not received any indication of their purchasing plans, it remains an indication of the future potential of this solution.

Turning to the third aspect of our strategic plans, although we had a planned decline in R&D expenses during the quarter, this was a function of a reduction of investment in 2G products, since the 2G products have largely matured. Our Research and Development remains focusing on the WFDS product, as well as towards investing in TD-SCDMA and other 2G and 3G related technologies and applications. We expect these research activities will continue to enhance our technologies, reduce the cost of existing products and create future revenue through the launch of new 3G and WFDS focused products.

Financial Summary

I would now like to briefly provide some additional color behind the financial results - unless mentioned otherwise all items will be stated in US dollars. Additional details can be found in tables towards the end of the press release.

Telestone reported quarterly revenue of US $6.5 million, up 35% compared to US$4.8 million in Q1 2007, largely due to an increase in demand for products and services from China Mobile and China Unicom, which increased 45% and 79% respectively for reasons express earlier. We experienced another decline in revenues from China Netcom and China Telecom, due to the upcoming restructuring among Chinese telecom operators. These firms have reduced their expenditure in the Personal Handy-phone System, which in turn led to our decreased revenue from these customers.

Revenue consisted of sales of equipment for the quarter of $3.9 million, an increase of 33% from the previous year and service income for the year of $2.6 million, representing an increase of 39%.

Revenue from other customers within China totaled US$441,000, a significant increase compared around $1,000 in initial sales generated during the same period of 2007. Revenues generated from overseas were $169,000, a decrease of 18% compared to the first quarter of 2007, due mainly to a decrease in our business in Vietnam and our business in other overseas countries still being in the initial ramping phase. Overseas revenue in the first quarter last year was mainly from Telestone’s business in Vietnam, however as Vietnam’s mobile carriers postponed their 2008 capital expenditures until later in the year, the Company’s first quarter overseas revenue was negatively impacted, although we expect this revenue to return later in the year.

Gross profit increased by 31.8% to US $3.2 million from US $2.4 million in Q1 2007. This resulted in gross margin for the first quarter of 48.6%, compared to 49.9% in first quarter of 2007. The slight decrease in gross margin during the reporting period was mainly due to strong competition, which resulted in a decrease in the average sales price and a marginal increase in the cost of service.

Turning to expenses for the year - our total operating expenses increased to 5.7 million dollars, compared to 4.2 million in the year ago quarter. The cost of our equipment and services increased from 2.4 million to 3.3 million for the first quarter. The cost of service increase was partially a factor of marginally increased fees being paid to properties on which our solutions are installed. Additionally, our engineers continue to provide value-added services as we compete for the large-scale contracts, increasing costs. We continue to believe this investment is valuable given the importance of these contracts.

We intend to take measures to slow the rising of cost associated with product sales, including reducing our purchase costs through large scale procurement, decreasing the use of raw materials through optimization of our system design, regularly improving our system integration technologies, and optimizing our supply chain to receive better terms from suppliers. We expect these efforts will slow the pressure of rising costs and improve our margins.

Sales and marketing expenses rose to $1.5 million for the quarter, as compared to $920,000 for the same quarter last year. Sales and marketing expenses increased due to our continued efforts to expand our business categories and penetrate into new markets. We expect the increase in sales and marketing expenses during this quarter will benefit our income growth in the coming quarters, and will continue to invest in the marketing of our industry leading products.

General and administrative expenses increased marginally to $674,000 compared to $620,000 million in 2007. We made significant investment to become compliant with Section 404 of the Sarbanes-Oxley Act of 2002, and this has begun to show some returns as our internal control process is optimized and our work is more efficient. This contributed to our G&A expenses being maintained at almost in the same level as the same period of 2007.

Although our R&D expenses have declined slightly year-over-year, this is not an indication that we are scaling back our development. The decreased expense is a result of the reduction of investment in additional 2G products given their maturity. Our R&D is focused on our WFDS and other advanced technologies.

Telestone reported accounts receivable of US$48.8 million as of March 31, 2008, a slight increase from the US$ 45.0 million as of December 31, 2007. As we have noted in the past, we have terms with our clients based mainly on credit, so our accounts receivable may gradually increase as a result of the overall growth in the Company’s business. Although we experience a longer accounts receivable turnover period, this is due to traditionally long payment periods from China’s state-controlled telecom carriers. Telestone continues to believe that all of our outstanding accounts receivables will be paid as the Company’s major customers, China Mobile and China Unicom are state funded and the Company has not experienced significant bad debts in the past.

The Company will continue to pay special attention to the management of its accounts receivable situation over the coming year. However, as we have also stated in the past, due to the business model of Telestone and our major clients, we do not anticipate this level dropping significantly in the near future.

Net income for the first quarter rose significantly compared to last year to US $0.8 million, up from $450,000 in the first quarter of 2007. The increase in net income was mainly due an overall increase in revenues, and an exchange rate gain as a result of the appreciation in the RMB against the US dollar. Excluding the exchange rate gain, net income increased by 27.9% compared to the same period of 2007. Diluted earnings per share were $0.08. Our pre-tax income was $1.0 million the quarter, as compared to $599,000 for the corresponding period last year, an increase of 74%.

Future Results

Turning now to our outlook on our future performance - as we mentioned last quarter and in our press release, the dialogue regarding the significant re-organization of the Chinese telecom industry is scheduled to occur later this month. The discussions are slated to be wide-ranging and comprehensive, meaning that to the best of our knowledge following the reorganization China’s mobile operators are expected to be licensed to operate both 2G and 3G networks. The delay in licensing has been the major restraining factor with regards to the deployment of 3G technologies, and we anticipate seeing some large scale capital investment in 3G infrastructure beginning following the completed licensing process. Given Telestone’s advanced technology across the 2G and 3G technology space, the Company believes that it is in a strong position to benefit from this investment when it occurs. However, until details of this development occur we will remain unable to provide detailed outlook for the future, however we look forward to doing so as soon as the situation is further clarified.

We do however believe that our revenues in 2008 will continue to improve and eventually eclipse fiscal 2007’s revenue totals with the continued development and application of our new products, solutions and the contribution of our newly developing markets, especially as the expected 3G network is launched.